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                     December 18, 2023

       Scott McKinney
       Chief Financial Officer
       Tiptree Inc.
       660 Steamboat Road
       Greenwich, Connecticut 06830

                                                        Re: Tiptree Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2022 Filed March 8, 2023
                                                            File No. 001-33549

       Dear Scott McKinney:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Finance